Exhibit 10.2

TOYO CO., LTD

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of [Date], by and between TOYO Co., Ltd, a Cayman Islands company (the “Company”), and [Employee Name] ([ID Card/Passport] No.:[●]) (the “Employee”).

ARTICLE 1: TERM & NATURE

A.	This Employment Agreement:

__ (a) Is a fixed term employment agreement and, the period of employment commences from (YY/MM/DD) (the “Effective Date”), to (YY/MM/DD), and until (YY/MM/DD) shall be the probation period.

__ (b) Has a perpetual term of employment without defined expiry or termination date, and the period of employment commences at (YY/MM/DD).

__ (c) Has an effective term of months on a project basis, with reference to a pre-defined scope of work with effect from (YY/MM/DD). ]

B.	Working Hours

The Employee has taking into account the nature of his/her senior management position, and therefore shall not be entitled to any overtime pay. The Company guarantees the Employee the right of adequate rest hours and leave of absence.

ARTICLE 2: JOB CONTENTS

A. Subject to the terms and provisions of this Agreement, the Employee is hereby employed by the Company as [position/title] of the Company. The Employee shall have full responsibility and authority for such duties as customarily are associated with service as the [position/title] of the Company at the direction of the Board of Directors of the Company (the “Board”). The Employee shall faithfully and diligently perform, on a full-time basis, such duties assigned to the Employee.

B. Employee shall devote substantially all of his/her business time, attention, energies, skills, learning and efforts to the Company’s business.

C. In accordance with job requirements, the Employee accepts that he/she might be required to travel domestically and internationally. The Employee is expected to abide by the travel policy with the applicable exceptions as agreed to with the Company’s CEO or other authorized person of the Company.

ARTICLE 3: COMPENSATION

A. Base Salary: The Employee ’s annual base salary under this Agreement shall be [USD ●] (gross) per year (i.e. [$●] per month, total 12 months), prorated for any partial year, commencing upon the Effective Date; provided however that the Employee’s base salary shall be reviewed and adjusted annually by the Board of Directors and/or its Compensation Committee. The annual base salary shall be payable monthly in twelve equal instalments prorated from the Effective Date in accordance with the ordinary payroll procedures of the Company.

B. Annual Bonus: The Employee will be awarded an annual bonus targeted at [●]% of his/her annual base salary, with the final amount subject to the review and approval made annually by the Board and/or its Compensation Committee (as applicable) based on the results of annual milestone, the Employee’s performance and company annual target achievements of the whole year.

C. The Employee shall be entitled to [●] working days’ paid annual leave during each calendar year (prorated for any partial year) to be taken at times agreed with the Company and pursuant to the Company’s annual leave policies.

D. During the term of the employment, the Employee shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated employees, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

ARTICLE 4: EDUCATION & TRAINING

Should the Company sponsor the Employee for professional training courses, the Employee shall serve the Company for a fixed term of service years and this period is to be determined in accordance with the value of the training curriculum and tangible/intangible investment sum. Otherwise the Employee is required to refund the Company the training cost amortized in accordance with term of service. The Company and the Employee are required to mutually agree on such details and may enter into a separate “Supplementary Training Agreement” under this Article.

ARTICLE 5: CONDITIONS FOR TERMINATION

A. The Agreement can be terminated through mutual agreement between both parties.

B. The Employee may terminate this Agreement by giving to the Company thirty (30) days’ written notice (or payment in lieu of notice).

C. The Company may terminate this Agreement by giving to the Employee three months’ written notice (or payment in lieu of notice).

D. The Company may without notice terminate this Agreement if the Employee:

(a) continuously and intentionally fails to or refuses to perform substantially the Employee’s assigned duties (other than as a result of total or partial mental or physical incapacity);

(b) is convicted of, or pleads nolo contendere to, a felony involving dishonesty or moral turpitude;

(c) engages in willful misconduct, including without limitation, fraud, embezzlement, theft or misappropriation against the Company; or

(d) commits material breach of the restrictive covenants applicable to the Employee, including those set forth in this Agreement; or Company’s written policy applicable to the Employee, that does, or could reasonably be expected to, result in material harm to the Company, including reputational harm.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES

The Employee hereby represents and warrants to Company that as of the date of execution of this Agreement:

A. this Agreement will not cause or require the Employee to breach any obligation to, or agreement or confidence with, any other person; and

B. the Employee has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

ARTICLE 7: NON-SOLICITATION, NON-COMPETITION AND AVOIDANCE OF CONFLICTS

During the term of this Agreement, the Employee agrees that, without the prior written consent of the Company, the Employee will not, directly or indirectly, on his or her behalf or on behalf of any other person or entity:

A. call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, vendors, business or patrons of the Company;

B. solicit or attempt to solicit for employment or consultancy any person who is an employee of or consultant to the Company; or

C. own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any competitive line of business in which the Company is engaged.

The Employee further agrees that the obligations under above Article 7A&B shall survive the termination of this Contract for any reason and last until the expiry of [●] years following the termination of employment.

ARTICLE 8: CONFIDENTIALITY

A. The Employee hereby acknowledges that the Company has made and will make available to the Employee certain customer lists, product design information, performance standards and other confidential and/or Proprietary Information (if any) of the Company or licensed to the Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Company (or any of its affiliates), including without limitation, financial statements, reports and data (collectively, the “Confidential Material”); however, Confidential Material does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved.

B. Except as essential to the Employee’s obligations under this Agreement or for the purpose of seeking professional advice, the Employee shall not make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material nor to make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Company, the Employee shall return to the Company all Confidential Material. The Employee shall notify each person to whom any disclosure is made that such disclosure is made in confidence that the Confidential Material shall be kept in confidence by such person. Nothing contained in this Article 8 shall be construed as preventing The Employee from providing Confidential Material in compliance with a valid court order issued by a court of competent jurisdiction, provided that the Employee takes reasonable steps to prevent dissemination of such Confidential Material.

ARTICLE 9: PROPRIETARY INFORMATION

A. For purposes of this Agreement, “Proprietary Information” shall mean any information, observation, data, written material, record, document, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Company.

B. Proprietary Information shall not include information in the public domain as of execution of this Agreement except through any act or omission of the Employee. All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information (if any) made, discussed, developed, secured, obtained or learned by the Employee during the term of this Agreement shall be the sole and exclusive property of the Company’s designated subsidiary for any purposes or uses whatsoever, and shall be disclosed promptly by the Employee to the Company.

C. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company’s materials, tools, instruments or on the Company’s premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by the Employee that is subject to copyright protection is explicitly considered by the Employee and the Company to be works made for hire to the extent permitted by law.

D. Save as provided by law, the Employee shall make no claims against the Company and its respective officers, directors and employees, for additional remuneration arising out of, or relating to, any Proprietary Information. The Employee shall execute any documents and take any action the Company may deem necessary or appropriate to effectuate the provisions of this Agreement.

ARTICLE 10: BUSINESS OPORTUNITIES

Not applicable.

ARTICLE 11: MISCELLANEOUS

A. Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

B. Survival. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

C. Employment Policies. The Employee acknowledges and agrees that he will be bound to follow all Company Policies as may be implemented by the Company from time to time, and as may be revised in the Company’s sole discretion from time to time.

D. Drafting Ambiguities; Conflicts. Each party to this Agreement has reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement. To the extent the Employee has entered into a separate employment agreement with an operating subsidiary of the Company and there is any conflict between such employment agreement and this Agreement, the terms under such employment agreement shall prevail.

E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F. Governing Law; Dispute Resolution. This Agreement is made in accordance with and shall be governed by and construed according to the laws of Hong Kong (excluding the conflict of law provisions thereof). To the extent that any part of this agreement is deemed invalid, the remainder of this agreement will remain in force as written. The Parties agree to submit to the non-exclusive jurisdiction of the Labour Tribunal and Courts of Hong Kong in respect of any dispute arising in connection with this employment.

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IN WITNESS WHEREOF, the Agreement has been executed as of the date first written above.

COMPANY:	TOYO CO., LTD a Cayman Islands exempted company

By:
Name:
Title:

EXECUTIVE:
Name:
Address: